Exhibit 99.1

A Major CBM Operator Taps Big Cat’s Aquifer Re-injection System

Initiates CBM Well Water Handling Pilot

Upton, Wyoming (October 21, 2009) Big Cat Energy Corporation (“Big Cat”) (BCTE: OTCBB), a leading supplier of water handling technology and services to the coalbed methane industry (“CBM”), is pleased to announce that it has commenced installation of its Aquifer Recharge Injection (“ARID™”) system on a pilot well drilling project for a major CBM operator.  Big Cat is installing 2 ARID systems near Gillette, Wyoming for this operator, with the potential installation of ARID Systems in 3 additional wells this calendar year.

“We are very encouraged by the acceptance of the ARID system as the most environmentally friendly and cost effective water handling solution for the CBM industry”, said Tim Barritt, President and CEO of Big Cat Energy. “Responsible CBM operators are recognizing the significant time and cost savings that they can achieve when implementing Big Cat’s ARID system on CBM wells.” added Mr. Barritt.

Big Cat Energy has implemented its ARID system on numerous production wells for various CBM operators in the Powder River Basin. The CBM industry is now starting to recognize the value of the ARID System for low cost, environmentally friendly, produced water management. CBM companies are seeing a large per barrel cost savings using the ARID process and at the same time witnessed the water conservation that is achieved for land owners.

About Big Cat Energy Corporation

Big Cat Energy Corporation works with Coal Bed Methane (CBM) well owners and operators that want to reduce the cost and environmental impact of CBM produced water.  Big Cat provides these companies with its patented Aquifer Recharge Injection (ARID) System to manage the thousands of gallons of CBM produced well water that would otherwise be discharged from our water sheds. Big Cat’s Aquifer Recharge Injection System eliminates surface discharge of produced water, retains water for landowner’s future use, reduces the time and cost to well production, and eliminates the majority of surface disturbances and reclamation costs.

For further information, contact:
For sales information contact Jim Farnsworth or Tim Barritt at 307-468-9369 or email sales@bigcatenergy.com, or visit our web site at http://www.bigcatenergy.com

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Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.